Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

Smith Barney Real Return Strategy Fund:

We consent in this registration statement to the reference to our firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/    KPMG LLP

New York, New York

November 4, 2004